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                                                                     Exhibit 5.1





                               PUBLICIS LETTERHEAD
                             Le Directeur Juridique


                                                              August 20, 2002






Ladies and Gentlemen:


      I am the General Counsel of Publicis Groupe S.A., a societe anonyme organized under the laws of the Republic of France (the "COMPANY"). In that capacity, I have acted as counsel to the Company in connection with a registration statement on Form F-4 (the "REGISTRATION STATEMENT") being filed with the United States Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "SECURITIES Act"),
(i) ordinary shares, nominal value E 0.40 per share, to be issued upon the effective time of the Merger (as defined below), (ii) the bare legal title and voting rights ("BARE LEGAL TITLE") and usufruct interests ("USUFRUCTS") in additional ordinary shares, (iii) obligations remboursables en actions nouvelles ou existantes, nominal value E 549 each (the "ORANE") mandatorily redeemable for ordinary shares of the Company, (iv) obligations a bons de souscriptions d'actions (the "OBSAS"), each of which consists of (x) a note with a nominal value of E 305 (a "NOTE") and (y) immediately detachable warrants (the "WARRANTS") for the purchase of ordinary shares of the Company to be detached by a nominee under a nominee agreement (the "NOMINEE AGREEMENT") at the effective time of the merger (each of the ordinary shares set forth in clauses (i), (ii)
(iii) and this clause (iv)(y), shall be collectively referred to herein as the "ORDINARY SHARES"), of the Company to be issued in connection with the transactions among the Company, Bcom3 Group, Inc., a Delaware corporation ("BCOM3"), and Philadelphia Merger LLC, a Delaware limited liability company ("MERGER LLC") and Philadelphia Merger Corp. ("MERGER CORP."), a Delaware corporation ("MERGER CORP."), both wholly-owned subsidiaries of the Company, pursuant to the agreement and plan of merger by and among the Company, Bcom3, Merger Corp. and Merger LLC, dated as of March 7, 2002, as amended, filed as Annex A to the proxy statement/prospectus which forms a part of the Registration Statement (the "MERGER AGREEMENT"), providing for the merger of Bcom3 with and into Merger Corp. (the "MERGER").



      The ORANE will be issued pursuant to an issuance contract (the "ORANE ISSUANCE CONTRACT"), an English translation of which is attached as Exhibit 4.1 to the proxy statement/prospectus which forms part of the Registration Statement (the "PROSPECTUS"), the OBSAs and Warrants will be issued pursuant to an issuance contract (the "OBSA ISSUANCE CONTRACT"), which is attached as Exhibit
4.2 to the Prospectus, and the Notes will be issued pursuant to the OBSA Issuance Contract and an indenture, a form of which is attached as Exhibit 4.3 to the Prospectus (the "INDENTURE," with the OBSA Issuance Contract as it relates to the Notes, is collectively referred to herein as the "COMBINED NOTE CONTRACT", and the ORANE Issuance Contract, the OBSA Issuance Contract and the Combined Note Contract are collective referred to as the "ISSUANCE CONTRACTS").


      In furnishing this opinion, I, or lawyers under my supervision, have examined the Registration Statement, the Merger Agreement, the Issuance Contracts and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions
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as I have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. With respect to factual matters I have relied upon certificates and oral and written assurances from public officials. I have also assumed that the Company's management board has approved the issuance of the Ordinary Shares, Bare Legal Title, Usufructs, ORANE, OBSAs, Notes and Warrants prior to the issuance. On the basis of the foregoing, I am of the following opinions:


      1. The Ordinary Shares have been duly authorized and will, when issued (a) at the effective time of the Merger in accordance with the Merger Agreement, (b) upon redemption of ORANE in accordance with the ORANE Issuance Contract, and (c) upon exercise of Warrants in accordance with the OBSA Issuance Contract, be validly issued, fully paid and non-assessable.


      2. Each of the Bare Legal Title and the Usufructs has been duly authorized and will, when separated from the Publicis ordinary shares to which they relate, be validly issued, fully paid and non-assessable.


      3. The ORANE and the OBSAs have been duly authorized and will, when issued in accordance with the respective Issuance Contracts, be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      4. The Notes and the Warrants have been duly authorized and will, when detached from the OBSAs to which they relate, be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      I do not purport to be an expert on the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect of any other laws.

      This opinion is being rendered solely in connection with the registration of the offering, sale and delivery of the Ordinary Shares, Bare Legal Title, Usufructs, ORANE, OBSAs, Notes and Warrants in the United States pursuant to the registration requirements of the Securities Act of 1933, as amended. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement that the Company is filing with the United States Securities and Exchange Commission to register the Shares, Bare Legal Title, Usufructs, ORANE, OBSAs, Notes and Warrants.

                                    Very truly yours,



                                    /s/ Alain Schwindenhammer
                                    __________________________
                                    Alain Schwindenhammer
                                    Directeur Juridique



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